EXHIBIT 8

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital within the past sixty days prior to 7/14/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
6/26/2025	Sell	35,213	10.83
6/27/2025	Sell	31,062	10.80
6/30/2025	Sell	43,937	10.80
7/2/2025	Sell	33,982	10.85
7/7/2025	Sell	3,054	10.87
7/9/2025	Sell	25,849	10.83
7/10/2025	Sell	14,116	10.86
7/11/2025	Sell	14,505	10.78
7/14/2025	Sell	46,385	10.83